Exhibit 99.1

RTB Digital, Inc.

Financial Statements

Years Ended December 31, 2025 and 2024

New York Office: 805 Third Avenue 14th floor New York, NY 10022 www.rbsmllp.com

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders’ and Board of Directors of

RTB Digital, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of RTB Digital, Inc. (collectively, the “Company”) as of December 31, 2025 and 2024, and the related statements of operations, changes in stockholders’ equity (deficit) and cash flows for each of the two years in the period ended December 31, 2025, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025 and 2024, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2025, in conformity with accounting principles generally accepted in the United States of America.

The Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has incurred substantial operating losses, negative cash flows from operations, and has an accumulated deficit. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management’s plans regarding these matters are also described in Note 1. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ RBSM LLP

We have served as the Company’s auditor since 2025.

New York, NY

July 10, 2026

i

RTB Digital, Inc.

BALANCE SHEETS

	As of December 31,
	2025	2024
	($ in thousands, except share data)
Assets
Current assets:
Cash and cash equivalents	$534	$8
USDC	10,964	-
Accounts receivable, net	147	36
Prepayments and other current assets	67	40
Contractual right to offset	13	259
Total current assets	11,725	343
Property and equipment, net	34	6
Acquired and other intangible assets, net	825	479
Investment in crypto assets	5,222	-
Investment in Ryvyl	6,500	-
Related party note receivable, net	4,208	-
Contractual right to offset - noncurrent	-	109
Total assets	$28,514	$937
Liabilities and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$1,751	$581
Accrued expenses and other	40	7
Unearned revenue	109	43
Deferred cost - contract liability - current	13	259
Total current liabilities	1,913	890
SAFE notes payable	-	525
Deferred cost - contract liability	-	109
Total liabilities	1,913	1,524
Stockholders’ equity (deficit):
Preferred Stock, Class A par value $0.000002; authorized 2,000,000; issued and outstanding; 1,684,000 and 0 shares as of December 31, 2025 and 2024, respectively	-	-
Common stock, Class B par value $0.000002 and $0.0005 as of December 31, 2025, and 2024, respectively; authorized 18,000,000: issued and outstanding; 4,306,000 and 4,141,000 shares as of December 31, 2025, and 2024, respectively	-	2
Common stock, Class A par value $0.000002 and $0.0005 as of December 31, 2025, and 2024, respectively; authorized 2,000,000: issued and outstanding; 1,861,667 and 2,000,000 shares as of December 31, 2025, and 2024, respectively	-	1
Additional paid-in capital	40,387	5,153
Accumulated deficit	(13,786)	(5,743)
Total stockholders’ equity (deficit)	26,601	(587)
Total liabilities and stockholders’ equity (deficit)	$28,514	$937

See accompanying footnotes to the financial statements

RTB Digital, Inc.

STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2025	2024
	($ in thousands)
Revenue	$2,144	$1,178
Cost of revenue	1,070	819
Gross profit	1,074	359
Operating expenses
Selling and marketing	2,215	329
General and administrative	4,367	1,123
Depreciation and amortization	288	141
Total operating expenses	6,870	1,593
Loss from operations	(5,796)	(1,234)
Other income (expenses)
Gain on sale of investments	451	30
Loss on sale of crypto assets	(520)	-
Amortization of debt discount	-	(100)
Loss on sale of assets	-	(5)
Loss on related party receivable	-	(7)
Dividend income	4	-
Change in fair value of crypto assets	(2,182)	-
Total other expenses	(2,247)	(82)
Loss before income taxes	(8,043)	(1,316)
Income tax provision	-	-
Net loss	$(8,043)	$(1,316)

See accompanying footnotes to the financial statements

RTB Digital, Inc.

STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)

Years Ended December 31, 2025 and 2024

($ in thousands, except share data)

	Class A Preferred Stock		Class B Common Stock		Class A Common Stock		Additional Paid-In	Accumulated
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Total
Balance at December 31, 2023	-	$-	1,141,000	$1	2,000,000	$1	$3,524	$(4,427)	$(901)
Issuance of common stock	-	-	3,000,000	1	-	-	1,500	-	1,501
Stock-based compensation	-	-	-	-	-	-	64	-	64
Non-cash equity consideration - deWeb acquisition	-	-	-	-	-	-	65	-	65
Net loss	-	-	-	-	-	-	-	(1,316)	(1,316)
Balance at December 31, 2024	-	$-	4,141,000	$2	2,000,000	$1	$5,153	(5,743)	(587)
Conversion of SAFE notes	1,684,000	-	-	-	-	-	1,684	-	1,684
Change in par value	-	-	-	(2)	-	(1)	3	-	-
Reclaimed common stock	-	-	-	-	(138,333)	-	-	-	-
Warrants	-	-	-	-	-	-	5	-	5
Convertible notes	-	-	-	-	-	-	32,996	-	32,996
Stock-based compensation	-	-	-	-	-	-	535	-	535
Stock issued for service	-	-	165,000	-	-	-	11	-	11
Net loss	-	-	-	-	-	-	-	(8,043)	(8,043)
Balance at December 31, 2025	1,684,000	$-	4,306,000	$-	$1,861,667	$-	$40,387	$(13,786)	$26,601

See accompanying footnotes to the financial statements

RTB Digital, Inc.

STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2025	2024
	($ in thousands)
Cash flows from operating activities
Net loss	$(8,043)	$(1,316)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	288	141
Amortization of debt discount	-	100
Provision on related party notes receivable	750	-
Loss on related party receivable	-	7
Loss on sale of assets	-	5
Stock-based compensation expense	546	64
Gain on sale of short-term investments	(451)	(30)
Loss on sale of crypto assets	520	-
Reserve for debt contingencies	-	60
Change in fair value of crypto asset investment	2,182	-
Change in operating assets and liabilities net of effect of acquisitions:
Accounts receivable, net	(110)	(12)
Prepayments and other current assets	(184)	4
Contractual right to offset	354	294
Accounts payable	2,242	73
Accrued expenses and other	34	(3)
Unearned revenue	66	(90)
Deferred cost – contract liability	(354)	(294)
Net cash used in operating activities	(2,160)	(997)
Cash flows from investing activities
Purchase of property and equipment	(32)	(1)
Investment in USDC	(5,000)	-
Investment in Ryvyl	(5,000)	-
Related party notes receivable issued	(5,000)	-
Related party notes receivable principal receipt	42	-
Acquisition of intangible assets	(5)	(368)
Capitalized platform development cost	(623)	(167)
Proceeds from sale of short-term investments	545	247
Proceeds from sale of assets	-	7
Net cash used in investing activities	(15,073)	(282)
Cash flows from financing activities
Repayment of debt	-	(560)
Proceeds from issuance of SAFE notes payable	1,159	325
Proceeds from convertible note	16,600	-
Issuance of stock, net	-	1,500
Net cash provided by financing activities	17,759	1,265
Net increase (decrease) in cash and cash equivalents	526	(14)
Cash and cash equivalents – beginning of year	8	22
Cash and cash equivalents – end of year	$534	$8
Supplemental disclosure of cash flow information
Cash paid for interest	$-	$60
Supplemental disclosure of non-cash investing and financing activities
USDC proceeds on convertible note	$16,250	$-
SAFE notes payable issued	$-	$200
Stock options issued for intangible asset acquisition	$-	$65
SAFE notes liabilities converted into Class A, preferred stock	$1,684	$-
Accounts payable balance converted into convertible note	$150	$-
Investment in Ryvyl	$1,500	$-
Investment in crypto assets	$(14,724)	$-
Proceeds on sale of crypto assets	$6,801	$-

See accompanying footnotes to the financial statements

RTB Digital, Inc.

NOTES TO THE FINANCIAL STATEMENTS

1. Organization and Basis of Presentation

Organization

Roundtable Media, LLC (the “LLC”) was incorporated in Puerto Rico on May 27, 2021 (“Inception”).  On November 9, 2022, the LLC transitioned to a Delaware Corporation as “Roundtable Media Inc.” with all LLC interests exchanged for shares in the corporation on a 1:1 basis pursuant to a Stock Exchange Agreement.

On June 30, 2024, the Company effected a 1:5 reverse-split of its common stock (the “2024 Reverse Stock Split”) by filing an amendment to the Company’s Amended and Restated Certificate of Incorporation, as amended, with the Delaware Secretary of State. The 2024 Reverse Stock Split combined every 5 shares of common stock issued and outstanding immediately prior to effecting the 2024 Reverse Stock Split into one share of common stock. No fractional shares were issued in connection with the 2024 Reverse Stock Split. As a result, the number of shares and per share information throughout these financial statements have been retrospectively adjusted to reflect the 2024 Reverse Stock Split.

On October 29, 2024, the corporate name was changed to “RTB Digital, Inc” dba Roundtable. On July 8, 2025, the Company filed an amendment to its Amended and Restated Certificate of Incorporation to change the par value of all classes of common stock and preferred stock from $0.0005 to $0.000002. This change had no significant impact on total stockholders’ equity and the change is unrelated to the 2024 Reverse Stock Split.

The accompanying financial statements reflect the Company as of and for the year ended December 31, 2025, prior to the merger with Ryvyl, Inc. as described in Note 15, Subsequent Events.

Unless the context indicates otherwise, Roundtable Media, LLC, Roundtable Media, Inc. and RTB Digital, Inc., are together hereinafter referred to as the “Company.”

Business Operations

The Company is a media company that has developed an exclusive coalition of professionally-managed online media channels based on a Company developed technology platform. The Company’s operations primarily consist of software development, advertising and sponsorship sales, and building a list of selective, invite-only “Platform Partners”.

Each channel is operated by an invite only Platform Partner, drawn from subject matter experts, reporters, group evangelists and social leaders. Platform Partners publish professional content and oversee an online community for their respective channels, leveraging the Company’s proprietary, Web3-based, socially-driven, mobile-enabled, video-focused technology platform engaging niche audiences within a single coalition. Platform Partners incur the costs in content creation on their respective channels and receive a share of the revenue associated with their content.

Because of the state-of-the-art technology and large scale of the Platform, as discussed below, and our expertise in search engine optimization, user engagement, ad monetization and content distribution, Platform Partners continually benefit from the Company’s ongoing technological advances and audience development expertise. While the Platform Partners benefit from these critical performance improvements, they may also save substantial technology, infrastructure, advertising sales, member marketing and management costs.

The Company’s growth strategy includes acquiring complementary online media, publishing, and technology businesses through mergers or acquisitions to expand the scale of users interacting with its platform. Management believes that increased scale will enable the Company to improve advertising terms and grow advertising revenue.

RTB Digital, Inc.

NOTES TO THE FINANCIAL STATEMENTS

Platform

On January 27, 2024, the Company purchased the Platform, a proprietary online publishing, community, and video platform that provides our Platform Partners (who are third parties producing and publishing content typically on their own domains), and individual creators contributing content to our owned and operated sites (“Expert Contributors”), the ability to produce and manage editorially focused content through tools and services provided by the Company. The Company has also further developed this proprietary advertising technology, techniques and relationships that allow us, our Platform Partners, and our Expert Contributors to monetize editorially focused online content through various display and video advertisements and other monetization services (the “Monetization Solutions” and, together with the Platform, the “Platform Services”). The Company’s Platform offers audiences bespoke content with optimized design and page construction.

The Platform comprises state-of-the-art publishing tools, video platforms, social/community engagement features, content distribution channels, newsletter technology, content recommendations, notifications, white-label apps for iOS and Android, and other technology that deliver a complete set of features to drive a digital media business in an entirely cloud-based suite of services. The Company’s software engineering and product development teams are experienced at delivering these services at scale. The Company continues to develop the Platform by combining proprietary code with components from the open-source community, plus select commercial services as well as identifying, acquiring, and integrating other platform technologies where it sees unique long-term benefits to it. See Note 3 for further discussion of this purchased and developed technology.

Going Concern

For the years ended December 31, 2025, and 2024, the Company reported net losses of $8,043 and $1,316, respectively, and negative operating cash flows of $2,160 and $997, respectively. As of December 31, 2025, the Company had cash of $534, working capital of $9,812, and an accumulated deficit of $13,786. Also, based on its latest internal revenue and expense projections, the Company expects to generate an operating loss and negative operating cash flows for the year ending December 31, 2026.

Due to the foregoing factors, and after considering the conditions and events known to management through the date of these financial statements, management has determined that the Company's available cash and liquidity will not be sufficient to fund the Company's operations and capital needs for the twelve months following the issuance date of these financial statements. These conditions raise substantial doubt about the Company's ability to continue as a going concern. The Company's ability to continue as a going concern is contingent upon the successful execution of management's plans to improve its liquidity position over the next twelve months, which include, without limitation,

●	increasing revenue through expanded advertising and sponsorship agreements;

●	increasing revenue and revenue diversity by recruiting more media partners to utilize the Company’s platform. Through the first six months of 2026, the Company has recruited 20-plus sports partner channels, covering the Oakland Athletics, Stanford Cardinal, Liverpool FC, Atlanta Falcons, Georgia Bulldogs, Tampa Bay Rays, Manchester United, Chelsea, and Real Madrid, among others;

●	leveraging revenue growth opportunities stemming from the recently completed merger with Ryvyl Inc., effective May 12, 2026 (see Note 15);

●	exploring additional strategic initiatives, including M&A opportunities, which on March 5, 2026, resulted in the Company entering into an agreement to purchase an equity stake in a digital media company (see Note 15). The transaction represents up to $100,000 in potential additional revenue for the Company; and

●	raising additional capital through a variety of means, including private and public equity offerings. The Company recently initiated a PIPE fundraising round targeting a minimum of $50,000.

Management has assessed that its plan described above, if successfully implemented, is appropriate and sufficient to address its liquidity shortfall and to provide funds to cover operations for the next 12 months from the date of these financial statements. However, there can be no assurance that we will be successful in implementing our plan, that our projections of our future capital needs will prove accurate, or that any additional funding will be available in a timely manner, on favorable terms, or be sufficient to continue our operations. The Company’s financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

RTB Digital, Inc.

NOTES TO THE FINANCIAL STATEMENTS

2. Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

Use of Estimates

The preparation of the Company’s financial statements in conformity with GAAP requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported results of operations during the reporting period.

Significant estimates include: allowance for credit losses; fair value measurements of crypto assets; fair value assumptions of the Ryvyl preferred stock investment; capitalization of platform development and associated useful lives; other acquired intangible assets and associated useful lives; assumptions used in accruals for potential liabilities; valuation allowances for deferred tax assets and uncertain tax positions; valuation of stock options and warrants; and assumptions used to calculate contingent liabilities. These estimates are based on information available as of the date of the financial statements; therefore, actual results could differ from management’s estimates.

Risks and Uncertainties

The Company’s business and operations are sensitive to general business and economic conditions in the United States and worldwide. These conditions include short-term and long-term interest rates, inflation, fluctuations in debt and equity capital markets and the general condition of the United States and world economy. A host of factors beyond the Company’s control could cause fluctuations in these conditions. Adverse developments in these general business and economic conditions could have a material adverse effect on the Company’s financial condition, results of its operations and cash flows.

In addition, the Company competes with many companies that currently have extensive and well-funded projects, marketing and sales operations as well as extensive human capital. The Company may be unable to compete successfully against these companies. The Company’s industry is characterized by rapid changes in technology and market demands. As a result, the Company’s products, services, or expertise may become obsolete or unmarketable. The Company’s future success will depend on its ability to adapt to technological advances, anticipate customer and market demands, and enhance its current technology under development.

Uncertainty in the global economy presents significant risks to the Company’s business. Increases in inflation, instability in the global banking system, tariffs, geopolitical factors, including the ongoing conflicts in Ukraine, Israel and Iran and the responses thereto may have an adverse effect on the Company’s business. While the Company is closely monitoring the impact of the current macroeconomic conditions on all aspects of its business, the ultimate extent of the impact on its business remains highly uncertain and will depend on future developments and factors that continue to evolve. Most of these developments and factors are outside of the Company’s control and could exist for an extended period of time. As a result, the Company is subject to continuing risks and uncertainties.

The Company also holds certain crypto assets, including USDC and BTC. Crypto assets are subject to various risks, including market volatility, potential loss of value, evolving regulatory treatment,

cybersecurity and custodial risks, and risks associated with reliance on third-party exchanges, custodians, and other service providers. BTC in particular is subject to significant price fluctuations, and a significant decline in the market value of BTC could materially adversely affect the Company’s liquidity, financial condition, and results of operations. The Company recorded an unrealized loss of $2,182 on BTC during the year ended December 31, 2025, which illustrates the potential magnitude of this risk.

The Company is also subject to customer concentration risk. For the year ended December 31, 2025, one customer accounted for approximately 11% of revenue, and as of December 31, 2025, four customers accounted for approximately 36%, 32%, 23%, and 8% of accounts receivable. The loss of one or more significant customers, a reduction in business from such customers, or the inability to collect amounts due from such customers could have a material adverse effect on the Company’s revenues, liquidity, financial condition, and results of operations.

RTB Digital, Inc.

NOTES TO THE FINANCIAL STATEMENTS

Revenue Recognition

In accordance with ASC 606, Revenue from Contracts with Customers, (“ASC 606”) revenues are recognized when control of the promised goods or services are transferred to the customer in an amount that reflects the consideration that the Company expects to receive in exchange for those goods or services.

The Company generates revenue from digital advertising, sponsorship and other service arrangements, partner and publisher arrangements, syndication arrangements, and digital subscriptions. The Company evaluates each significant revenue stream and contractual arrangement to determine whether it is acting as principal or agent. When the Company controls the promised good or service before transfer to the customer, revenue is recognized on a gross basis. When the Company’s role is to arrange for another party to provide the good or service, revenue is recognized on a net basis.

Because the Company enters into multiple types of revenue arrangements, its principal-versus-agent conclusion is evaluated separately for each significant revenue stream and contractual arrangement. In making this determination, the Company considers the indicators of control under ASC 606, including primary responsibility for fulfillment, inventory risk, and discretion in establishing price. Accordingly, some arrangements are recognized on a gross basis and others on a net basis, depending on whether the Company controls the promised good or service before transfer to the customer. Significant costs of revenue are presented as a separate line item on the statements of operations.

Partner Agreements

The Company has entered into partner and publisher agreements under which it provides digital media platform access, advertising operations, distribution, and related services in exchange for a contractual share of advertising and distribution revenues generated from the partner’s digital properties.

Under these arrangements, the Company generally controls the advertising inventory, establishes pricing, contracts with advertisers and distribution partners, and is responsible for ad serving, reporting, and collections. Accordingly, the Company is the principal in these arrangements and recognizes revenue on a gross basis, with amounts remitted to partners recorded as service costs included in cost of revenue.

Certain partner agreements include minimum revenue support or guarantee provisions intended to support platform launches or audience development during specified periods. These amounts do not represent consideration received from customers and are recorded as general and administrative expenses in the period incurred. Revenue under these arrangements is otherwise recognized based on variable consideration earned as advertising and distribution services are provided.

Revenue recognized under certain partnership arrangements during 2025 was determined in accordance with the contractual revenue-sharing terms in effect during the applicable period. The revenue-sharing structure was modified at various points during the year, resulting in changes to the percentage of revenue retained by the Company. As a result, the percentage of revenue retained by the Company varied throughout the year. Revenue recognized for each period reflects the specific contractual terms applicable during that period and is consistent with the corresponding revenue-sharing arrangements then in effect.

The Company sells sponsorship services that are non-advertising services, such as article and video production and other media services, to customers. The customers are charged an annual fee collected on a quarterly basis.

Publisher Revenue

Publisher revenue is comprised of fees earned from various licensing, syndication, and content distribution arrangements with third-party partners, both directly and through the Company’s contractual arrangements. These arrangements provide third-party partners with rights to use, distribute, or monetize the Company’s content. Publisher Revenue is generated from the transfer of digital content on the Platform through republishing that content on third-party websites through the granting of a non-exclusive, non-transferable license. The Company is entitled to monthly fees based on the number of page views, which may include a monthly minimum guarantee of page views.

Sponsorship

The Company sells sponsorship and other service arrangements, including article and video production and other media services, to customers. Revenue is recognized as the related performance obligations are satisfied in accordance with the terms of the arrangement.

RTB Digital, Inc.

NOTES TO THE FINANCIAL STATEMENTS

Unearned revenue

Unearned revenue represents the Company’s obligation to transfer goods or services for which consideration has been received in advance. These balances primarily relate to upfront payments for advertising campaigns, sponsorships, and service arrangements, and are recognized as revenue as the related performance obligations are satisfied. As of December 31, 2025, unearned revenue was $109. During 2025, the Company recognized $43 of revenue that was included in the opening contract liability balance at January 1, 2025.

Non-cash Consideration

The Company may receive non-cash consideration from customers, including digital assets and equity securities, in exchange for services. Non-cash consideration is measured at fair value at contract inception and included in the transaction price for purposes of revenue recognition. Subsequent changes in value after receipt are recorded separately from revenue in accordance with the applicable accounting guidance for the asset received.

Performance Obligations

At contract inception, the Company assesses the obligations promised in its contracts with customers and identifies a performance obligation for each promise to transfer a good or service or bundle that is distinct. To identify the performance obligations, the Company considers all the promises in the contract, whether explicitly stated or implied based on customary business practices. For a contract that has more than one performance obligation, the Company allocates the total contract consideration to each distinct performance obligation. Revenue is recognized when, or as, the performance obligations are satisfied, and control is transferred to the customer.

Digital Advertising

The Company sells digital advertising and sponsorship inventory on its websites directly to advertisers or through advertising agencies. The Company’s performance obligations related to digital advertising and sponsorship are generally satisfied when the advertisement or sponsorship element is run on the Company’s platform.

Sponsorship

The Company sells sponsorship services that are non-advertising services, such as article and video production and other media services, to customers.

Publisher Revenues

The Company has entered into various licensing and syndication agreements, both directly and through its contract with the Arena Group, that provide third-party partners with the right to utilize the Company’s content. Publisher Revenue is generated from the transfer of digital content on the Platform through republishing that content on third-party websites through the granting of a non-exclusive, non-transferable license. The Company is entitled to monthly fees based on the number of page views, which may include a monthly minimum guarantee of page views.

Determining the Transaction Price

Digital Advertising

The contractual transaction price in digital advertising contracts can vary. For direct digital advertising, the transaction price is determined by individual clicks on an ad (cost per click) or individual number of ad impressions, or delivering a specified number of ad impressions, regardless of whether the ad is clicked (i.e., count of display of ads to users - cost per thousand impressions – CPM), delivering a certain number of clicks on an ad (cost per click), a cumulative guaranteed viewership across an entire ad campaign and fixed flat fee.

For programmatic digital advertising, specific pricing is not defined in the individual Sell-Side Platform (“SSP”) contract since the pricing is based on winning bids from real-time auctions, less any fees charged by the SSP. Programmatic pricing involves automated bidding on ad inventory in real-time, often through ad exchanges. The Company’s ad partners work with the SSP by providing pricing parameters, such as a floor price that the Company is willing to accept.

RTB Digital, Inc.

NOTES TO THE FINANCIAL STATEMENTS

Sponsorships

The Company provides sponsorship services that consist of non-advertising services, such as article and video production and other media services, to customers. Customers are generally charged a fixed fee in accordance with the terms of the arrangement.

Publisher Revenues

Publisher Revenue is generated from the transfer of digital content on the Platform through republishing that content on third-party websites through the granting of a non-exclusive, non-transferable license. The Company is entitled to monthly fees based on the number of page views, which may include a monthly minimum guarantee of page views.

In exchange for providing the license, the Company will only receive as consideration a percentage of the gross revenue generated from the page views, essentially impressions (that is, usage-based consideration, which is considered a form of variable consideration). The transaction price is typically stated as a percentage of gross revenue generated from page views.

Timing of Satisfaction of Performance Obligations

Point-in-Time Performance Obligations

For performance obligations related to certain digital advertising space, the Company determines that the customer can direct the use of and obtain substantially all the benefits from the advertising products as the digital impressions are served. Revenues from functional licenses and syndication arrangements are recognized as a usage-based royalty when the subsequent usage occurs.

Over-Time Performance Obligations

For performance obligations related to sales of certain digital advertising space or sponsorships, the Company transfers control and recognizes revenue over time by measuring progress towards complete satisfaction using the most appropriate method. For performance obligations related to digital advertising, the Company satisfies its performance obligations on some flat-fee digital advertising placements over time using a time-elapsed output method.

Determining a measure of progress requires management to make judgments that affect the timing of revenue recognized. The Company has determined that the above methods provide a faithful depiction of the transfer of goods or services to the customer. For performance obligations recognized using a time-elapsed output method, the Company’s efforts are expended evenly throughout the period.

Disaggregation of Revenue

The following table provides information about disaggregated revenue by category:

	Years Ended December 31,
	2025	2024
Revenue by category:
Digital revenue
Point in time revenue recognition
Direct advertising	$440	$347
Publisher revenue	342	79
Syndication revenue	160	-
Other digital revenue	11	7
Total digital revenue	953	433
Service revenue
Over-time revenue recognition
Sponsorship	1,191	596
Other	-	149
Total service revenue	1,191	745
Total revenue	$2,144	$1,178

Cost of Revenue

Cost of revenue represents the cost of providing the Company’s digital media channels advertising, membership, and sponsorship services. The cost of revenue that the Company has incurred in the periods presented primarily include: internal and external cost of content; amortization of developed technology and platform development; revenue share; hosting and bandwidth and software license fees; printing and distribution costs; payroll and related expenses for customer support, technology maintenance; fees paid for data analytics and to other outside service providers.

RTB Digital, Inc.

NOTES TO THE FINANCIAL STATEMENTS

Contract Balances

The timing of the Company’s performance under its various contracts often differs from the timing of the customer’s payment, which results in the recognition of a contract asset receivable or a contract liability, unearned revenue.

Unearned revenue is recognized when consideration is received from the customer prior to the transfer of goods or services.

The following table provides information about contract balances:

	Unearned Revenue by Category
	Direct Advertising Revenue	Non-Advertising Service Revenue
Unearned revenue balance at January 1, 2024	$75	$58
Collections on new agreements	481	619
Revenue recognized for the period	(302)	(596)
Revenue shared with partner	(182)	-
Adjustment to unearned for the period	(61)	(49)
Unearned revenue balance at December 31, 2024	$11	$32
Collections on new agreements	325	1,268
Revenue recognized for the period	(214)	(1,191)
Revenue shared with partner	(122)	-
Unearned revenue balance at December 31, 2025	$-	$109

Unearned revenue, also referred to as contract liabilities, are contracts signed in advance of performance and are recognized as revenue over time. The Company records contract liabilities as unearned revenue on the balance sheets. The Company recognized all unearned direct advertising revenue and service revenue as of December 31, 2024 of $43 during the year ended December 31, 2025.

Cash and Cash Equivalents

The Company maintains cash and cash equivalents at banks where amounts on deposit may exceed the Federal Deposit Insurance Corporation limit of $250 during the year. Cash and cash equivalents represent cash and highly liquid investments with an original contractual maturity at the date of purchase of three months or less. As of December 31, 2025 and 2024, cash and cash equivalents of $534 and $8, respectively, consisted primarily of checking and money market. The Company has not experienced any losses in such accounts and believes it is not exposed to significant credit risk regarding its cash and cash equivalents.

USDC

USDC is a stablecoin redeemable on a one-to-one basis for U.S. dollars and is accounted for as a financial instrument in the Company’s balance sheets. Circle Internet Financial, LLC (“Circle”) and its affiliate, Circle Internet Financial Europe SAS is the issuer of USDC, a crypto-asset stablecoin with a conversion rate 1:1 pegged to the US dollar. The Company records USDC at cost, which approximates fair value, and subsequently measures USDC at fair value each reporting period.

Changes in the fair value of USDC, if any, are recognized in other income (expense), net in the accompanying statements of operations. From time to time, the Company utilizes USDC to pay vendors and accepts USDC as payment from customers or investors in lieu of cash and cash equivalents.

There are volatility risks related to stablecoins, which are designed to have a relatively stable price relative to an underlying physical asset, most commonly a fiat currency, such as U.S. dollars, or an exchange-traded commodity.

RTB Digital, Inc.

NOTES TO THE FINANCIAL STATEMENTS

The stability of a stablecoin results from the underlying assets backing the stablecoin that are held by the stablecoin issuer in reserve accounts, among other factors such as the ability of a holder to redeem the stablecoin from its issuer at par.

The issuers of certain stablecoins currently retain broad discretion to determine the composition and amounts of assets held in the issuers’ accounts backing those stablecoins, and to substitute assets other than the fiat currency that is initially deposited. The composition of backing assets varies considerably across popular stablecoins, with some stablecoins backed entirely by off-chain assets including cash or short-term, highly liquid assets, and others backed by assets significantly less liquid than cash or cash equivalents. In the case of USDC, Circle reported that, as of December 31, 2025, underlying reserves were held in cash, short-duration U.S. Treasuries, and overnight U.S. Treasury repurchase agreements within segregated accounts for the benefit of USDC holders.

Crypto Assets

The Company holds crypto assets, including BTC, for investment and operational purposes. Crypto assets are digital assets recorded on blockchain-based distributed ledger networks and traded on digital asset exchanges. The Company measures its crypto assets at fair value at each reporting date based on quoted market prices in active markets. Changes in the fair value of crypto assets are recognized in earnings in the period in which they occur. The Company determines the cost basis of its BTC using the first-in, first-out (FIFO) method. Realized gains and losses on dispositions are calculated based on this cost basis methodology. The Company had no crypto assets as of December 31, 2024. As of December 31, 2025, the Company had the following crypto assets:

Crypto Asset	Coins Held	Cost Basis ($USD)	Fair Value ($USD)
Bitcoin ($BTC)	59.67	$7,404	$5,222

Gains and losses related to the Company’s crypto assets primarily reflect the remeasurement of these assets to fair value during the reporting period. The fair value of BTC is determined using quoted prices in active markets and is classified within Level 1 of the fair value hierarchy.

Crypto asset activity for the year ended December 31, 2025 is as follows:

	$BTC (Coins)	Fair Value ($USD)
BTC Held at December 31, 2024	-	$-
Additions	118.67	14,725
Dispositions	59	(6,801)
Realized gains (losses)	-	(520)
Unrealized gains (losses)	-	(2,182)
BTC Held at December 31, 2025	59.67	$5,222

The Company’s additions of BTC during the year ended December 31, 2025 were the result of a conversion of USDC to BTC as a speculative investment in an attempt to earn returns.

Dispositions during the year ended December 31, 2025 were the result of the Company selling BTC in order to reduce concentration and provide operating capital. There was no crypto asset activity for the year ended December 31, 2024.

Accounts Receivable and Allowance for Credit Losses

The Company receives payments from direct advertising customers based upon contractual payment terms; accounts receivable is recorded when the right to consideration becomes unconditional and are generally collected within contract terms. The Company generally receives payments from advertising and non-advertising service customers at the time of sign up for each contract and in advance of providing services based on contract terms.

The Company keeps an ongoing evaluation of collectability, customer creditworthiness, historical levels of credit losses, and future expectations. The Company records an allowance for credit losses in an amount approximating anticipated losses. Accounts receivable are written off when deemed uncollectible and collection of the receivable is no longer being actively pursued.

RTB Digital, Inc.

NOTES TO THE FINANCIAL STATEMENTS

In determining the amount of the allowance, the Company considers its historical level of credit losses. The Company also makes judgments about the creditworthiness of significant customers based on ongoing credit evaluations, and the Company assesses current economic trends that might impact the level of credit losses in the future. Historically, the Company has had no significant write-offs of accounts receivable.

However, since the Company cannot reliably predict future changes in the financial stability of its customers, it cannot guarantee that its allowances will continue to be adequate. If actual credit losses are significantly greater than the allowance, the Company would increase its general and administrative expenses and increase its reported net losses. No allowance was recorded as of December 31, 2025 and 2024. Accounts receivable as of December 31, 2025 and 2024 were $147 and $36, respectively, and are presented net of allowance for credit loss.

Concentration

The Company’s cash and cash equivalents, USDC, and accounts receivable are potentially subject to concentration of credit risk. See below for a discussion of these risks by type of concentration.

Significant Customers

The Company generates a significant portion of its revenue from a limited number of customers and service suppliers. For the year ended December 31, 2025, revenue from one customer represented 11% of total revenues. For the year ended December 31, 2024, revenue from two customers represented 29% and 25% of total revenues. Concentration of credit risk with respect to accounts receivable is limited to customers to whom the Company makes significant sales.

As of December 31, 2025, four customers accounted for approximately 36%, 32%, 23%, and 8% of the Company’s total accounts receivable balance. The loss of these customers could have a material adverse effect on the Company’s operations and cash flows. As of December 31, 2024, one customer accounted for approximately 66% of the Company’s total accounts receivable balance. The loss of this customer could have a material adverse effect on the Company’s operations and cash flows.

The Company continuously monitors the creditworthiness of its customers and service suppliers and maintains allowances for potential credit losses as management deems appropriate. To date, the Company has not experienced any material credit losses or write-offs of accounts receivable.

Significant Vendors

Concentrations of risk with respect to third party vendors who provide products and services to the Company are limited. If not limited, such concentrations could impact profitability if a vendor failed to fulfill their obligations or if a significant vendor was unable to renew an existing contract and the Company was not able to replace the related product or service at the same cost. For the year ended December 31, 2025, two vendors accounted for approximately 33% and 19% of the Company’s total cost of revenue.

For the year ended December 31, 2024, one vendor accounted for approximately 18% of the Company’s total cost of revenue. As of December 31, 2025, four vendors accounted for 18%, 13%, 12% and 12% of the Company’s total accounts payable balance. As of December 31, 2024, two vendors accounted for approximately 45% and 14% of the Company’s total accounts payable balance.

Property and Equipment

Property and equipment is stated at cost, less accumulated depreciation. Maintenance and repairs are charged to expense as incurred. Gains and losses from disposition of property and equipment are included on the statements of operations when realized. Depreciation and amortization are provided using the straight-line method over the following estimated useful lives:

Computer hardware and software	1-5 years

RTB Digital, Inc.

NOTES TO THE FINANCIAL STATEMENTS

Platform Development

The Company capitalizes platform development costs for internal use when planning and design efforts are successfully completed, and development is ready to commence. The Company places capitalized platform development assets into service and commences amortization when the applicable project or asset is substantially complete and ready for its intended use. Once placed into service, the Company capitalizes qualifying costs of specified upgrades or enhancements to capitalized platform development assets when the upgrade or enhancement will result in new or additional functionality.

The Company capitalizes external labor costs, including payroll-based and stock-based compensation, benefits and payroll tax, direct testing costs, integral to release, tools or small scripts integral to building the release that are incurred for certain capitalized platform development projects related to the Platform.

Platform development costs are amortized on a straight-line basis over three years, which is the estimated useful life of the related asset and is recorded as an expense on the statements of operations. The amortization period may be accelerated if the useful life of the related asset is shortened.

As of December 31, 2025 and 2024, the Company had capitalized platform development costs of $623 and $167, respectively, as recorded within acquired and other intangible assets in the Company’s balance sheets.

Intangible Assets

Definite-lived intangible assets, consisting of acquired and developed technology, and web domains, are amortized using the straight-line method over the estimated economic life of the assets. Definite-lived intangible assets are tested for recoverability whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. For definite-lived intangible assets, an impairment loss is indicated when the undiscounted future cash flows estimated to be generated by the asset group are not sufficient to recover the carrying value of the asset group. Determination of recoverability is based on an estimate of undiscounted future cash flows resulting from the use of the primary asset in the group. Amortization is provided using the straight-line method over the following estimated useful lives:

Platforms	3 years
Web domains	15 years

Long-Lived Assets

The Company regularly reviews the carrying value and estimated lives of all of its long-lived assets, including property and equipment as well as intangible assets, to determine whether indicators of impairment may exist that warrant adjustments to carrying values or estimated useful lives.

The determinants used for this evaluation include management’s estimate of the asset’s ability to generate positive income from operations and positive undiscounted cash flow in future periods as well as the strategic significance of the assets to the Company’s business objectives.

Selling and Marketing

Selling and marketing expenses consist of compensation, network development and outsourcing of selling and marketing, sales support teams, as well as commissions.

The Company’s sales and advertising expenses are expensed when an advertisement takes place and commissions are paid once collection has been made from customers. During the years ended December 31, 2025 and 2024, the Company incurred advertising expenses of $474 and $329, respectively. During the year ended December 31, 2025, the Company also incurred network development expense of $1,741. These costs are monthly minimum guarantees and mitigation payments to publisher partners that do not represent consideration for distinct goods or services and are accounted for and included within selling and marketing expense on the statements of operations.

General and Administrative

General and administrative expenses consist primarily of payroll for executive personnel, technology personnel incurred in developing conceptual formulation and determination of existence of needed technology, and administrative personnel along with any related payroll costs; professional services, including accounting, legal and insurance; travel expenses; conferences; other general corporate expenses.

RTB Digital, Inc.

NOTES TO THE FINANCIAL STATEMENTS

Fair Value of Financial Instruments

The authoritative guidance with respect to fair value established a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three levels and requires that assets and liabilities carried at fair value be classified and disclosed in one of three categories, as presented below. Disclosure as to transfers in and out of Levels 1 and 2, and activity in Level 3 fair value measurements is also required.

Level 1. Observable inputs such as quoted prices in active markets for an identical asset or liability that the Company has the ability to access as of the measurement date. Financial assets and liabilities utilizing Level 1 inputs include active-exchange traded securities and exchange-based derivatives.

Level 2. Inputs, other than quoted prices included within Level 1, which are directly observable for the asset or liability or indirectly observable through corroboration with observable market data. Financial assets and liabilities utilizing Level 2 inputs include fixed income securities.

Level 3. Unobservable inputs in which there is little or no market data for the asset or liability which requires the reporting entity to develop its own assumptions. Financial assets and liabilities utilizing Level 3 inputs include infrequently traded non-exchange-based derivatives and commingled investment funds and are measured using present value pricing models.

The Company determines the level in the fair value hierarchy within which each fair value measurement falls in its entirety, based on the lowest level input that is significant to the fair value measurement in its entirety. In determining the appropriate levels, the Company performs an analysis of the assets and liabilities at each reporting period end. The carrying amount of the Company’s financial instruments comprising of cash, accounts receivable, accounts payable, USDC, and accrued expenses approximate fair value because of the short-term maturity of these instruments. USDC is contractually redeemable for fiat currency on demand. As any changes in the fair value are reported in earnings as they occur, the derecognition of USDC does not necessarily give rise to a gain or loss. The Company also holds BTC, a digital asset that is measured at fair value at each reporting period based on quoted prices in active markets, with changes in fair value recognized in earnings

Income Taxes

The Company accounts for income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to operating loss carryforwards and temporary differences between financial statement bases of existing assets and liabilities and their respective income tax bases. Deferred tax assets and liabilities are measured using enacted income tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect of a change in the income tax rates on deferred tax asset and liability balances is recognized in income in the period that includes the enactment date of such rate change. A valuation allowance is recorded for loss carryforwards and other deferred tax assets when it is determined that it is more likely than not that such loss carryforwards and deferred tax assets will not be realized.

The Company follows accounting guidance that sets forth a threshold for financial statement recognition, measurement, and disclosure of a tax position taken or expected to be taken on a tax return. Such guidance requires the Company to determine whether a tax position of the Company is more likely than not to be sustained upon examination by the applicable taxing authority, including resolution of any related appeals or litigation processes, based on technical merits of the position.

Stock-Based Compensation

The Company accounts for all stock-based compensation awards using a fair-value method on the grant date and recognizes the fair value of each award as an expense over the requisite service period.

The Company recognizes compensation costs related to stock-based awards granted to employees, directors, and consultants, based on the estimated fair value of the awards on the date of grant. For stock options, the Company estimates the grant date fair value using the Black-Scholes option-pricing model.

RTB Digital, Inc.

NOTES TO THE FINANCIAL STATEMENTS

The grant date fair value of the stock-based awards is generally recognized on a straight-line basis over the requisite service period, which is generally the vesting period of the respective awards. The Black-Scholes option-pricing model requires the use of subjective assumptions to determine the fair value of stock-based awards.

These assumptions include:

Expected Term—The expected term represents the period that stock-based awards are expected to be outstanding. The expected term for option grants is determined using the simplified method as the Company does not have significant stock option exercises in its history. The simplified method deems the expected term to be the midpoint between the vesting date and the contractual life of the stock-based awards.

Expected Volatility—Since the Company is not publicly held and does not have any trading history for its common stock, the expected volatility was estimated utilizing comparable companies that were chosen based on their similar size, stage in the life cycle, or area of specialty.

Risk-Free Interest Rate—The risk-free interest rate is based on the U.S. Treasury zero coupon issues in effect at the time of grant for periods corresponding with the expected term of option.

Expected Dividends—The Company has never paid dividends on its common stock and has no plans to pay dividends on its common stock. Therefore, an expected dividend yield of zero is used.

The Company accounts for forfeitures as they occur.

Recent Accounting Pronouncements

Recently issued accounting pronouncements not yet adopted

In November 2024, the FASB issued ASU 2024-03, Income Statement—Reporting Comprehensive Income—Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses. This ASU aims to enhance the transparency of financial reporting by requiring public business entities (PBEs) to provide detailed disclosures about the components of significant expense captions presented in the income statement. The Company will be required to disclose, in a tabular format, the amounts recognized within each relevant expense caption in the income statement. This ASU is effective for fiscal years beginning after December 15, 2026; early adoption is permitted using either a prospective or retrospective transition method. The Company is not planning to early adopt ASU 2024-03.

Recently adopted accounting pronouncements

In June 2022, the FASB issued ASU 2022-03, Fair Value Measurement (Topic 820): Fair Value Measurement of Equity Securities Subject to Contractual Sale Restrictions, which clarifies that a contractual restriction on the sale of an equity security is not considered part of the unit of account of the equity security and, therefore, is not considered in measuring fair value.

This update also clarifies that an entity cannot, as a separate unit of account, recognize and measure a contractual sale restriction and requires certain disclosures for equity securities subject to contractual sale restrictions. The adoption of ASU 2022-03 on January 1, 2024 did not have a material impact on the Company’s financial statements.

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures, which will require the Company to disclose specified additional information in its income tax rate reconciliation and provide additional information for reconciling items that meet a quantitative threshold. ASU 2023-09 also requires the Company to disaggregate its income taxes paid disclosure by federal, state and foreign taxes, with further disaggregation required for significant individual jurisdictions. The provisions of ASU 2023-09 are effective for annual periods beginning after December 15, 2024. The Company adopted ASU 2023-09 effective January 1, 2025, with no material impact to its financial statements.

Management does not believe that any other recently issued, but not yet effective, authoritative guidance, if currently adopted, would have a material impact on the Company’s financial statement presentation or disclosures.

RTB Digital, Inc.

NOTES TO THE FINANCIAL STATEMENTS

3. Asset Acquisition

On January 27, 2024, the Company acquired the proprietary technology platform, intellectual property, and related digital assets of deWeb Ltd. (the “deWeb Intangible Assets”) under a binding term sheet. The acquisition did not meet the definition of a business and was structured as a non-monetary asset acquisition accounted for in accordance with ASC 805-50, Business Combinations – Related Issues.

As consideration for the deWeb Intangible Assets, the Company (i) transferred equity in the form of 323,000 non-voting Class B Common Stock options with an aggregate grant-date fair market value of $65 and (ii) signed a 12-month contract for post close services in the amount of a $450 minimum, adjusted for excess services incurred, to be paid over 12-months, totaling $515.

Grant date fair value for the stock options issued was estimated using a Black-Scholes option valuation model using the weighted-average assumptions in the table below:

Year Ended December 31, 2024
Risk-free interest rate	4.51%
Expected dividend yield	0.00%
Expected volatility	53.66%
Expected term in years	3.00

The acquired deWeb Intangible Assets and post-close service liability are both recorded in an amount equal to their relative value of $427 and $362, respectively.

Over the course of the 12-month service period, the Company recognized $7 of post-close service expense on a monthly basis, adjusted for any excess services incurred. As a component of the 12-month service contract, the Company also made monthly minimum payments for development costs in an amount of $30, adjusted for any excess services incurred.

As of the completion of the 12-month term, total cash payments made under the service agreement were $515. The Company maintained an ongoing relationship for maintenance services from deWeb on a month-to-month basis after the completion of the 12-month term.

The Company amortizes the deWeb Intangible Assets over a straight-line useful life of 3 years, recognizing $142 and $131 of amortization expense for the years ended December 31, 2025, and 2024. See Note 8 Intangible Assets for further information.

4. Prepayments and Other Current Assets

Prepayments and other current assets are summarized as follows:

	As of December 31,
	2025	2024

Prepaid insurance	$22	$19
Legal retainers	-	10
Prepaid hiring fees	20	-
Prepaid licenses	7	-
Prepaid revenue share	5	-
Other	13	11
	$67	$40

RTB Digital, Inc.

NOTES TO THE FINANCIAL STATEMENTS

5. Property and Equipment

Property and equipment are summarized as follows:

	As of December 31,
	2025	2024
Computer hardware and software	$28	$12
Camera and camera equipment	16	-
	$44	$12
Less: accumulated depreciation	(10)	(6)
Net property and equipment	$34	$6

Depreciation expense for the years ended December 31, 2025 and 2024 was $4 and $2, respectively.

6. Related Party Note Receivable

On November 4, 2025, the Company entered into a binding letter of intent for a long-term strategic partnership agreement (the “Strategic Partnership”) with True Sports, ULC and Roustan Media, Inc. (collectively, the “Customer”), all of which are owned by a related party and representative on the Company’s Board of Directors. In connection with the Strategic Partnership, the Company entered into a $5,000 zero-interest note receivable (the “Note Receivable” or the “Note”) to the Customer. The Note Receivable has a contractual term of five years and requires quarterly principal payments of $125, with the remaining balance due as a balloon payment at the Note Receivable’s maturity on November 3, 2030.

The Company received aggregate good-faith repayments of approximately $42 during the year-ended December 31, 2025. These repayments have been recorded as a reduction of the Note’s principal. The Company has assessed credit losses related to the Note as of December 31, 2025. See Note 14 for additional details. The Company has recorded a reserve on the Note for $750 as of December 31, 2025 as follows:

As of December 31, 2025
Related party note receivable	$4,958
Allowance for credit losses	(750)
Related party note receivable, net	$4,208

7. Investment in Ryvyl

On October 6, 2025, the Company entered into a Securities Purchase Agreement (the “SPA”) with Ryvyl, a related party which the Company merged with during 2026 (See Note 15), pursuant to which the Company purchased 50,000 shares of Ryvyl’s Series C Convertible Preferred Stock (the “Preferred Stock” or the “Investment”) for an aggregate subscription amount of $5,000 in a private placement conducted pursuant to Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D. The purpose of the financing transaction was to provide Ryvyl with working capital through the anticipated consummation of the Merger. On December 9, 2025, the Company and Ryvyl entered into an amendment to the SPA (the “First Amendment” or the “Amendment”), which modified certain terms of the Preferred Stock. The aggregate purchase price was increased to $6,500, representing an additional $1,500 investment by the Company, and the stated value per share of the Preferred Stock was increased from $100 to $130 per share, with no additional shares issued, resulting in an aggregate stated value of $6,500.

The Preferred Stock is convertible, at the option of the Company, into shares of Ryvyl’s common stock at an initial conversion price of $0.40 per share, subject to certain anti-dilution adjustments including adjustments for stock splits, stock dividends, other similar transactions, and stipulates a minimum conversion price of $0.08 per share. Conversion is also subject to certain beneficial ownership limitations and issuance caps.

The Preferred Stock has liquidation preferences senior to Ryvyl’s common stock and entitles the Company to receive an amount equal to the revised stated value $6,500 of the Preferred Stock prior to any distributions to holders of common stock. The Company accounts for its investment in the Preferred Stock in accordance with Investments – Equity Securities (“ASC 321”) as a measurement alternative investment. The Investment is carried at cost basis adjusted for changes in observable prices less impairment. Upon evaluating the qualitative impairment indicators in accordance with ASC 321 surrounding Ryvyl’s performance and financial condition as of and for the year ended December 31, 2025, the Company concluded that no impairment was required as of December 31, 2025.

RTB Digital, Inc.

NOTES TO THE FINANCIAL STATEMENTS

8. Intangible Assets

On January 27, 2024, the Company entered into an agreement with deWeb Ltd., an Israeli technology company, to acquire proprietary technology platform assets, intellectual property, and related digital assets necessary for the operation of the Company’s media technology platform. The acquisition was completed through a non-monetary exchange in which the Company issued equity instruments and assumed contractual obligations in lieu of cash consideration.

Management determined that the acquired technology platform represents a finite-lived intangible asset under ASC 350-30.

The total acquisition cost of the intellectual property was $515 with $427 being allocated on a fair value basis and capitalized as an intangible asset and amortized on a straight-line basis over a three-year estimated useful life, consistent with the expected period of economic benefit. The carrying amount of the deWeb platform intangible asset, net of accumulated amortization, as of December 31, 2025 and 2024 was $154 and $297, respectively. Amortization expense related to deWeb platform intangible asset for the years ended December 31, 2025 and 2024 was $142 and $131, respectively.

The Company also incurred platform development cost that adds new functionality or materially improves performance or features of the platform assets. As of December 31, 2025 and 2024, the Company capitalized platform development costs of $623 and $167 respectively, that are amortized on a straight-line basis over a three-year estimated useful life. Amortization expense related to platform development cost for the years ended December 31, 2025 and 2024 was $139 and $7, respectively.

As of December 31, 2025 and 2024, other intangible assets, consisting of web domains reported net of amortization, were $26 and $23, respectively. These assets are being amortized on a straight-line basis over a 15-year estimated useful life, consistent with the expected period of economic benefit. Amortization expense for web domains for the years ended December 31, 2025 and December 31, 2024, were $2 and $1, respectively.

The Company evaluates the recoverability of intangible assets on an annual basis, or more frequently whenever circumstances indicate an intangible asset may be impaired. When indicators of impairment exist, the Company estimates future undiscounted cash flows attributable to such assets. In the event future undiscounted cash flows do not exceed the carrying amount of the assets, the assets will be considered impaired. The impairment loss is measured based upon the difference between the carrying amount and the fair value of the assets. As of December 31, 2025 and 2024, there were no indicators of impairment present. No impairment loss has been recorded on the statement of operations.

Intangible assets, net and their associated weighted average remaining useful lives consisted of the following (in thousands, except years data):

	As of December 31, 2025
	Gross Carrying Amount	Accumulated Amortization	Intangible Assets, Net	Weighted Average Remaining Useful Life
Amortizing intangible assets
Platforms	$1,218	$419	$799	1.49
Web domains	32	6	26	11.35
Total	$1,250	$425	$825

	As of December 31, 2024
	Gross Carrying Amount	Accumulated Amortization	Intangible Assets, Net	Weighted Average Remaining Useful Life
Amortizing intangible assets
Platforms	$594	$138	$456	2.1
Web domains	27	4	23	12.3
Total	$621	$142	$479

RTB Digital, Inc.

NOTES TO THE FINANCIAL STATEMENTS

The expected future amortization expense for amortizing intangible assets as of December 31, 2025 is as follows:

2026	$408
2027	271
2028	126
2029	2
2030	2
Thereafter	16
Total expected future amortization expense	$825

9. Contractual Right to Offset

The Company’s contractual right to offset as of December 31, 2025 and 2024 is as follows:

	As of December 31,
Current	2025	2024
Contractual right to offset	$13	$259
Total other assets - current	$13	$259

	As of December 31,
Noncurrent	2025	2024
Contractual right to offset	$-	$109
Total other assets - noncurrent	$-	$109

Contractual Right to Offset and Deferred Cost

On May 12, 2023, the Company entered into an agreement with The Arena Platform, Inc. (“Arena”) to amend their partnership agreement. This agreement granted a credit of $1 million to be applied against future contractual obligations under the agreement. The credit provides the Company with a contractual right to offset future payments and was accounted for in accordance with ASC 340-40, Other Assets and Deferred Costs – Contracts with Customers, as it represents a recoverable cost expected to yield future economic benefit.

At the inception of the agreement, the Company recognized the following:

•	An Other Long-Term Asset – Contractual Right to Offset for $1,000 and

•	A corresponding Deferred Cost (Contract Liability) for $1,000.

The asset and liability are amortized or relieved, respectively, as the Company applies the credit to specific contractual obligations or as the related performance obligations are satisfied.

The pattern of recognition follows the satisfaction of performance obligations in accordance with ASC 606-10-25-23, Revenue from Contracts with Customers – Recognition – Satisfaction of Performance Obligations

As part of the Company’s contractual obligation, the credit has been utilized to offset costs from Arena, such as personnel assigned to the Company for training and Arena’s platform support. In addition, the credit has been partially applied to cover revenue guarantee arrangements with Arena. For the period ended December 31, 2023, the Company utilized $338 of the credit against such obligations. During the years ended December 31, 2025, and December 31, 2024, the Company utilized $355 and $294, respectively, of the credit against current-period obligations.

	As of December 31,
Balance Sheet Classification	2025	2024
Contractual right to offset	$13	$368
Deferred cost - contract liability	$(13)	$(368)

Management evaluates the recoverability of the contractual right each reporting period and concluded that no impairment indicators existed as of December 31, 2025.

RTB Digital, Inc.

NOTES TO THE FINANCIAL STATEMENTS

10. SAFE Agreements

During the year ended December 31, 2024, the Company entered into Simple Agreements for Future Equity (“SAFEs”) with various accredited investors. These free-standing instruments provide investors with rights to receive shares of the Company’s capital stock upon certain future events, including qualified equity financing, change in control, or dissolution.

Under the terms of the agreement, the SAFE converts into a variable number of Preferred Class A Shares of the Company’s capital stock upon the next equity financing, based on a post-money valuation cap of $11,000, or entitles the investor to receive the greater of (i) the purchase amount or (ii) the cash value of such shares upon a liquidity event.

Management evaluated the SAFE under ASC 480-10-25-14, Distinguishing Liabilities from Equity, and ASC 815-40-25, Derivatives and Hedging and determined that the instrument represents a liability, as it may require settlement in cash or in a variable number of shares upon a liquidity event outside the Company’s control. The instrument was therefore classified as a non-current liability as of December 31, 2024.

Total proceeds received under these agreements during 2024 were $525, comprised of $200 USDC and $325 of cash. All investors were confirmed as accredited, and the Company’s charter and capitalization structure support the future issuance of shares upon conversion of the SAFEs.

On December 14, 2024, the Company executed a SAFE with an investor for a total purchase amount of $440, providing the investor rights to receive shares of the Company’s Preferred Class A Stock upon certain future events, including qualified equity financing, change in control, or dissolution. Cash proceeds under this agreement were received by April 29, 2025.

On various dates throughout 2025, the Company raised an additional $719 in funds and issued SAFE agreements with various investors.

During July of 2025, the Company converted all outstanding SAFE agreements with investors into shares of the Company’s Class A Preferred Stock at a price of $1.00 per share. In total, 1,684,000 shares of Class A Preferred Stock were issued with no gain or loss on conversion.

11. Income Taxes

The Company uses the asset and liability method of accounting for income taxes under ASC 740, Income Taxes. Under this method, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.

Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date. A valuation allowance is recorded when it is more likely than not that some portion or all of the net deferred tax balance will not be realized.

The Company evaluates its income tax positions in accordance with ASC 740-10-25 regarding uncertain tax positions and recognizes interest and penalties related to income taxes within income tax expense when applicable.

Provision for Income Taxes

The components of net loss before income taxes are as follows:

	For the Year Ended December 31,
	2025	2024
Federal	$(8,043)	$(1,316)
Total net loss before income taxes	$(8,043)	$(1,316)

RTB Digital, Inc.

NOTES TO THE FINANCIAL STATEMENTS

The components of the provision for income taxes are as follows:

For the Year Ended December 31,
	2025	2024
Current:	$—	$—
Federal	—	—
Total current provision	—	—
Deferred:	—	—
Federal	—	—
Total deferred provision	—	—
Total provision for income taxes	$—	$—

Net income taxes paid are as follows:

	For the Year Ended December 31,
	2025	2024
Federal	$—	$—

The Company incurred losses in both 2025 and 2024; therefore, no current tax payable or receivable was recorded as of December 31, 2025 and December 31, 2024.

Reconciliation of Statutory to Effective Tax Rate

Reconciliations of the federal statutory rate to the Company’s effective tax rate are as follows:

	For the Year Ended December 31,
	2025	2024
Federal statutory income tax rate	21.0%	21.0%
State and local income taxes, net of federal income tax	0.0%	0.0%
Nontaxable or nondeductible items:
Meals and entertainment	(0.0%)	(0.1%)
Change in valuation allowance	(21.0%)	(20.9%)
Effective income tax rate	0.0%	0.0%

Deferred Tax Assets and Liabilities

Components of deferred tax assets and liabilities are as follows:

	As of December 31,
	2025	2024
Net operating loss carryforwards	$1,511	$549
Stock-based compensation	122	10
Intangible assets	23	14
Allowance on credit losses on notes receivable	158	-
Investment in crypto currency assets	458	-
Contract liabilities	3	90
Total deferred tax assets	2,275	663
Contractual right asset	(3)	(77)
Total deferred tax liabilities	(3)	(77)
Less: valuation allowance	(2,272)	(586)
Net deferred tax assets (liabilities)	$-	$-

RTB Digital, Inc.

NOTES TO THE FINANCIAL STATEMENTS

The valuation allowance increased by approximately $1,686 and $275 during the years ended December 31, 2025 and December 31, 2024, respectively, primarily due to additional deferred tax assets arising from the current year operating loss and temporary differences.

Management evaluated both positive and negative evidence regarding the realizability of deferred tax assets in accordance with ASC 740-10-30-5 through 30-25. The Company has incurred cumulative operating losses and has not yet generated sufficient objectively verifiable evidence of future taxable income. Accordingly, a full valuation allowance was recorded against all deferred tax assets as of December 31, 2025 and December 31, 2024.

Net Operating Loss Carryforwards

The Company had approximately $7.2 million and $2.6 million of federal net operating loss (NOL) carryforwards as of December 31, 2025 and December 31, 2024, respectively, available to offset future taxable income. Under current U.S. tax law, NOLs generated after 2017 do not expire but may be utilized to offset up to 80% of future taxable income in any given year. The Company did not have state NOL carryforwards as of December 31, 2025 and December 31, 2024.

Unrecognized Tax Benefits

The Company had no unrecognized tax benefits, interest, or penalties related to income taxes as of December 31, 2025 or 2024. The Company is subject to examination by the U.S. Internal Revenue Service for all open tax years. The Company is not currently under examination in any jurisdictions.

12. Stockholders’ Equity (Deficit)

The Company’s current Amended and Restated Certificate of Incorporation dated July 8, 2025, authorizes the issuance of 20,000,000 shares of $0.000002 par value Common Stock, of which 2,000,000 shares are designated Class A Common Stock and 18,000,000 shares are designated Class B Common Stock. A total of 4,000,000 shares of $0.000002 par value Preferred Stock have been authorized with 2,000,000 designated as Class A.

As of December 31, 2025, and 2024, outstanding shares of Class A Common Stock are 1,861,667 and 2,000,000, respectively. As of December 31, 2025, and 2024, outstanding shares of Class B Common Stock are 4,306,000 and 4,141,000, respectively. As of December 31, 2025, and 2024, outstanding shares of Class A Preferred Stock are 1,684,000 and 0, respectively.

Class A Preferred Stock

The holders of the Company’s Class A Preferred Stock are entitled to one vote for each share of stock at all meetings of stockholders. The holders of the Class A Preferred Stock shall also be entitled to elect all the directors of the Company.

Upon any liquidation or winding up of the Company (a “Liquidation”), the holders of the Class A Preferred Stock are to be paid out of the consideration payable to holders of stock in tandem with holders of the Class B Common Stock in an amount per share equal to their original issue price, if any, of each share held, pro rata, determined based upon the ratio of amount payable to all holders of Class A Preferred Stock and Class B Common Stock. After payment in full of the Liquidation, the remaining assets of the Company available for distribution to stockholders shall be distributed pro rata based on the number of shares held by each stockholder.

Class A Common Stock

The holders of the Company’s Class A Common Stock are entitled to one vote for each share of stock at all meetings of stockholders. The holders of the Class A Common Stock shall also be entitled to elect all the directors of the Company.

Upon any Liquidation, the Class A Common Stock holders are entitled to be paid out of the consideration payable to holders of stock only after Class A Preferred Stock holders and Class B Common Stock holders are paid an amount per share equal to the original issue price, if any, of each share held, pro rata, determined based upon the ratio of amount payable to all holders of Class A Preferred Stock and Class B Common Stock. After payment in full of the Liquidation, the remaining assets of the Company available for distribution to stockholders shall be distributed pro rata based on the number of shares held by each stockholder.

RTB Digital, Inc.

NOTES TO THE FINANCIAL STATEMENTS

Reclamation of Certain Class A Common Stock Shares

During the year ended December 31, 2025, the Company received a notice of a termination for certain ongoing contractual obligations from a coalition partner and shareholder of the Company’s Class A Common Stock. In connection with the termination notice, the Company reclaimed a portion of its issued and outstanding Class A Common Stock shares. The shares were reclaimed by the Company with no consideration exchanged and no gain or loss was recorded within the Company’s Statement of Operations. A total of 138,333 Class A Common Stock shares were reclaimed by the Company.

Class B Common Stock

The holders of the Company’s Class B Common Stock are not entitled to any voting rights. Upon any Liquidation, the Class B Common Stock holders are entitled to be paid out of the consideration payable to holders of stock in tandem with holders of the Class A Preferred Stock in an amount per share equal to the original issue price, if any, of each share held, pro rata, determined based upon the ratio of amount payable to all holders of Class A Preferred Stock and Class B Common Stock.

After payment in full of the Liquidation, the remaining assets of the Company available for distribution to stockholders shall be distributed pro rata based on the number of shares held by each stockholder.

Issuances of Class B Common Stock

On various dates throughout January and April 2024, the Company sold 3,000,000 shares of its Class B Common Stock for an aggregate amount of $1,500.

Convertible Notes and Warrants

During September 2025, the Company executed Convertible Note Purchase Agreements with certain investors, pursuant to which the Company issued convertible promissory notes (the “Convertible Notes”) with an aggregate amount of $33,000. Total proceeds of $33,000 consisted of cash, digital assets, and the conversion of an existing accounts payable balance.

All outstanding principal automatically converts into shares of the Company’s Class B common stock upon the earliest occurrence of (i) the respective maturity date of September 2026, (ii) the closing of a qualifying equity financing resulting in aggregate proceeds of at least $20.0 million, or (iii) the occurrence of a qualifying corporate transaction, as defined in the agreements. The conversion price is fixed at $2.55 per share, subject to customary adjustments for stock splits and similar transactions. As of December 31, 2025, no qualifying event had occurred and the Convertible Notes remained outstanding.

In connection with the issuance of the Convertible Notes, the Company issued 2,588,237 detachable warrants to purchase shares of the Company’s Class B common stock that are immediately exercisable. The warrants are exercisable at a price of $2.55 per share, represent warrant shares equal to 20% of the respective note principal divided by the exercise price, and expire one year from the issuance date. The warrants are legally detachable and separately exercisable from the Convertible Notes.

Management evaluated the Convertible Notes and the related warrants in accordance with applicable accounting guidance, including ASC 470, Debt, ASC 480, Distinguishing Liabilities from Equity, and ASC 815, Derivatives and Hedging. Based on this evaluation, the Company concluded that (i) the automatic conversion feature embedded in the Convertible Notes does not require bifurcation as a derivative, (ii) the warrants qualify as freestanding financial instruments that are indexed to the Company’s own stock and meet the criteria for equity classification, and (iii) settlement of the Convertible Notes and warrants does not require or permit unilateral cash settlement by the holders. Accordingly, the Convertible Notes and warrants were classified within stockholders’ equity as additional paid-in capital. As of December 31, 2025, the Company had not recognized any conversion of the Convertible Notes or exercise of the warrants.

Equity Awards

The 2024 Equity Incentive Plan was amended and approved by the Company’s Board of Directors during May of 2024 with a maximum number of Class B shares authorized to be issued under the plan of 2,800,000.

In addition to the shares authorized under the 2024 Equity Incentive Plan, the 2025 Equity Incentive Plan has authorized a maximum number of Class B Shares to be issued under this respective plan of 2,888,333 and was approved by the Company’s Board of Directors during July of 2025.

RTB Digital, Inc.

NOTES TO THE FINANCIAL STATEMENTS

Compensation expense for the years ended December 31, 2025 and 2024, includes the portion of awards vested in the period for all equity-based awards granted, based on the grant date fair value as estimated using a Black-Scholes option valuation model. Grant date fair value for stock options is estimated using a Black-Scholes option valuation model using the weighted-average assumptions in the table below:

	Year Ended December 31, 2025	Year Ended December 31, 2024
Risk-free interest rate	3.86-3.94%	4.51%
Expected dividend yield	0.00%	0.00%
Expected volatility	65.00%	53.66%
Expected term in years	5.05-5.83	3.00

Estimates of fair value are not intended to predict actual future events or the value ultimately realized by employees who receive equity awards, and subsequent events are not indicative of the reasonableness of the original estimates of fair value made by the Company in accordance with authoritative guidance.

A summary of the common stock option activity during the year ended December 31, 2025, is as follows:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (in Years)
Common stock options outstanding at December 31, 2023	-	$-
Granted	2,087,673	0.50
Common stock options outstanding at December 31, 2024	2,087,673	0.50	9.25
Granted	3,136,744	1.00
Cancelled	(26,084)	0.50
Common stock options outstanding at December 31, 2025	5,198,333	$0.80	8.95

Common stock options exercisable at December 31, 2025	1,595,331
Common stock options not vested at December 31, 2025	3,603,002
Common stock options available for future grants at December 31, 2025 (1)	437,832

(1)	Common stock available for future issuance at December 31, 2025 represents a combination of 2,800,000 of authorized shares; less 2,362,168 common stock options outstanding under the 2024 Plan and 2,888,333 authorized shares; less 2,888,333 common stock options outstanding under the 2025 Plan

The weighted-average grant-date fair value of options granted during the years ended December 31, 2025, and 2024 was $0.45 and $0.20, respectively. For the years ended December 31, 2025, and 2024, stock-based compensation expense was $535 and $64, respectively.

As of December 31, 2025, total compensation cost not yet recognized related to unvested options was $1,301, which is expected to be recognized over a weighted-average period of 2.74 years. The total intrinsic value of options outstanding as of December 31, 2025, and 2024 was $660 and $0, respectively.

A summary of the Class B warrant activity during the year ended December 31, 2025, is as follows:

	Number of Warrants	Weighted Average Strike Price	Weighted Average Remaining Contractual Life (in Years)
Warrants outstanding at December 31, 2024	700,000	$1.79	4.00
Granted	2,588,237	2.55
Warrants outstanding at December 31, 2025	3,288,237	$2.39	1.18

The total intrinsic value of warrants outstanding as of December 31, 2025, and 2024 was $444 and $268, respectively.

RTB Digital, Inc.

NOTES TO THE FINANCIAL STATEMENTS

Stock Issued for Service – Venture Program Agreement

In July 2024, the Company entered an agreement to issue 165,000 shares of its non-voting Class B Common Stock at an aggregate price of $1.00 in exchange for marketing services. The services are to be performed over a period of 10 months with expense related to the shares recognized ratably over the service period.

In the event of the termination of the Venture Program Agreement during the 10-month service period, the Company has an irrevocable and exclusive option and right (the “Reacquisition Option”) for 60 days after the termination date to cancel, forfeit, and terminate any issued securities.

The Vesting Period of the shares is 300 days from the execution of the agreement, and all of the shares shall initially be subject to the Reacquisition Option.

The entirety of the shares are initially subject to the Reacquisition Option, with shares releasing from the Reacquisition Option by taking 1 divided by the Vesting Period (1/Vesting Period) on each day until all securities are released at the end of the Vesting Period, provided that such releases shall immediately cease in the event the agreement is terminated. As of December 31, 2025, the arrangement has been completed, all shares have been granted and are vested in full with all related expense recognized. Stock-based compensation expense related to the grant for the years ended December 31, 2025, and 2024 was $11 and $17, respectively.

13. Related Party Transactions

Loan with Officer

During the year ended December 31, 2023, the Company entered into a non-interest bearing $6 loan with an officer of the Company for various expenses. This amount was repaid to the officer in full during the year ended December 31, 2024. No officer loans were outstanding as of December 31, 2025, and no such loans were entered into during 2025.

SAFE Agreements

As a component of the Company’s SAFEs with various accredited investors (see Note 10) during the year ended December 31, 2024, approximately $200 of total proceeds received, converted during July 2025 into 200,000 shares of Class A Preferred Stock, were from a related party.

Roustan Media Partnership Agreement

On January 14, 2025, the Company entered into a Coalition Partner Agreement with Roustan Media Inc., an entity affiliated with a member of the Company’s board of directors. Under the agreement, effective January 1, 2025, the Company provides digital publishing, advertising operations, distribution, and related platform services for Roustan Media’s media properties, including The Hockey News and related websites.

Pursuant to the agreement and a related term sheet executed in June 2025, the Company collects advertising and distribution revenues and remits a contractually defined revenue share to Roustan Media. During the year ended December 31, 2025, the Company paid a total of $544 related to contractually defined revenue share and guarantees.

The revised economics include a minimum monthly revenue support arrangement applicable to certain months in 2025, under which the Company agreed to compensate Roustan Media for shortfalls between actual advertising collections and a specified monthly threshold of $90.

Amounts accrued under this minimum revenue support arrangement were segregated between considerations for distinct goods or services, these are recorded as cost of revenue, and considerations that do not represent distinct goods or services, these are recorded as general and administrative expense in the Company’s statements of operations. Cost of revenue accrued related to this agreement for the year ended December 31, 2025, and 2024 were $323 and $0, respectively. General and administrative expenses accrued related to this agreement for the year ended December 31, 2025, and 2024 were $548 and $0, respectively.

RTB Digital, Inc.

NOTES TO THE FINANCIAL STATEMENTS

On November 4, 2025, the Company entered into a binding letter of intent for a long-term strategic partnership with Roustan Media, Inc., True Hockey ULC, and certain affiliated parties, all controlled by W. Graeme Roustan, subject to approval by the Company’s board of directors. The arrangement extends the pre-existing Coalition Partner Agreement with a multi-year platform, advertising, and media partnership, including revenue-sharing arrangements, platform integration, and governance provisions involving Roustan’s media properties, including The Hockey News and related websites.

The letter also includes a zero-coupon loan as recorded by the Company as a Related Party Note Receivable (see Note 6), advertising spend commitments, and equity-related instruments, subject to approval by the Company’s board of directors.

Convertible Notes

During September 2025, the Company entered into Convertible Note Purchase Agreements with investors, including one related party. The Convertible Notes were issued in exchange for cash and digital asset consideration and are unsecured obligations of the Company. The Notes bear interest at the stated contractual rate and mature during September 2026, unless earlier converted in accordance with their terms. The Notes automatically convert into equity of the Company upon the occurrence of certain events or upon maturity, as defined in the agreements. Proceeds received are reflected in the accompanying financial statements as of December 31, 2025.

As a component of the issuance of the Company’s Convertible Notes with various investors (see Note 12) during the year ended December 31, 2025, approximately $150 of an outstanding related party payable with Roustan, a strategic partner and board member of the Company, was converted into a $150 convertible note and was subsequently issued 11,765 shares of warrants, determined in line with other investor agreements. There was no gain or loss recorded associated with this conversion. The related party’s convertible note has the same terms and features of all other convertible notes. Another related party, as well as an officer of the Company, was responsible for a $2,000 principal amount related to the issuance of the Convertible Notes. This amount was comprised of $1,600 cash and $400 USDC during the year ended December 31, 2025.

This officer was issued 156,863 shares of warrants, determined in line with other investor agreements. A different related party, and board member was responsible for a $15,000 principal amount related to the issuance of the Convertible Notes. This related party was issued 1,176,471 shares of warrants, determined in line with other investor agreements.

14. Commitments and Contingencies

From time to time, the Company is a party to, or has a significant relationship to, legal proceedings, lawsuits, and other claims arising in the ordinary course of business. The Company’s management evaluates the company’s exposure to these claims and proceedings individually and in the aggregate and provides for potential losses on such litigation if the amount of the loss is estimable and the loss is probable.

In accordance with ASC Topic 450, Contingencies, the Company accrues anticipated costs of settlement, damages, losses for claims, and under certain conditions, costs of defense, based on historical experience or to the extent specific losses are probable and estimable. Otherwise, these costs are expensed as incurred. If the estimate of a probable loss is a range and no amount within the range is more likely, the Company accrues a minimum amount of the range.

On May 12, 2026, the Company merged with Ryvyl as disclosed in Note 1.  The Company assumed all commitments, legal and otherwise, related to Ryvyl upon the date of the merger.  Please refer to the Ryvyl Form 10-Q as of March 31, 2026, as filed with the SEC on May 14, 2026.

PI Related Party Note Payable

On July 31, 2024, a related party note payable with PI Roundtable was repaid by the Company in full. While the Company believes that all obligations under the note payable have been satisfied, in the event that PI Roundtable disputes the full repayment of the note payable, the Company has recorded a $60 reserve for the maximum potential exposure amount. This reserve remains outstanding as of December 31, 2025.

RTB Digital, Inc.

NOTES TO THE FINANCIAL STATEMENTS

Note Receivable Litigation

During June 2026, the Company filed a breach of claim suit with the holder of the Company’s Related Party Note Receivable described within Note 6.

The claim was filed due to the Related Party’s late repayments on the principal of the Note. At this time, the Company believes that a material loss contingency related to the claim is reasonably possible, but not probable.

The Company has determined that in accordance with applicable accounting principles, a loss or range of losses that the Company may incur is not probable at this time and have therefore not recorded a liability for this matter. As noted in Note 6 Related Party Note Receivable, the Company has recorded a reserve on the Note Receivable for $750 as of December 31, 2025.

15. Subsequent Events

The Company evaluated subsequent events through July 10, 2026, the date the financial statements were available to be issued.

Merger-Related Financing Transactions

On January 5, 2026, the Company entered a binding term sheet with UTXO Management, an affiliate of 210k Capital, LP, pursuant to which the investor agreed to purchase a $10,000 secured convertible note, amended in the final agreement on March 6, 2026 to approximately $2,000. The transaction was expected to result in additional shareholder equity of the Company upon consummation of the proposed merger between the Company and Ryvyl. The proceeds of the investment are to be held in BTC, which may fluctuate in value prior to or following the consummation of the merger.

Upon consummation of the merger, the convertible note is expected to automatically convert into equity of Ryvyl at a pre-money valuation of $200,000. The investor also received warrants with 20% coverage, exercisable at the conversion price, subject to customary terms, including price protection provisions. In addition, the securities issued in connection with the transaction will be subject to lock-up and right-of-first-refusal provisions.

Reverse Merger Agreement Amendments

On January 6, 2026, Amendment No. 2 to the Merger Agreement was approved to, among other things, (a) Remove the RYVYL Warrant amendment requirements; (b) Remove RTB shareholder lock-up agreement requirements; (c) Remove voting and support agreement requirements; (d) Assume RTB equity incentive plans and outstanding equity awards; and (e) clarify scope of RYVYL Reverse Split requirement.

DeWeb Stock Purchase

On January 27, 2026, the Company agreed to purchase 189,383 common shares of deWeb for a total amount of $300. This constitutes 12% of deWeb’s share capital on a fully diluted basis, at a price per share of $1.58. The agreement includes anti-dilution protections. DeWeb is a technology service provider to the Company and is incorporated in the country of Israel.

Digital Media Investment

On March 5, 2026, the Company agreed to purchase from a private party 32,207,927 shares of common stock of a digital media company (the “Target”), for cash consideration of $149,540 and equity consideration of $11,500 in RTB common stock.

This represents 67.67% of the Target’s fully diluted equity capitalization, at a per share price of $5.00. The agreement requires a non-refundable deposit of $10,000 which was provided to the seller on March 23, 2026. This nonrefundable deposit is expected to be applied toward the purchase price of the shares upon closing. The Company is continuing to evaluate the accounting implications of the investment. The agreement further provides for the Company to purchase approximately $13,000 worth of Target’s Preferred Shares or debt (depending on certain events) from a private party. The agreement further provides for the resignation of two current board members of the Target, and for the Target to nominate and vote in favor of four director nominees provided by the Company.

On March 20, 2026, the parties agreed to modify the agreement to a) provide the seller a put option to sell the RTB Shares to the share issuer for the full $11,500, exercisable at any time before December 31, 2028, and b) modify the closing to 52 days (from 45 days) from the effective date or as otherwise mutually agreed. The parties subsequently agreed to extend the closing to May 21, 2026. On May 19, 2026 the parties agreed to enter re-negotiations of certain terms, with closing extended indefinitely. None of these extensions required additional consideration.

RTB Digital, Inc.

NOTES TO THE FINANCIAL STATEMENTS

Merger with Ryvyl

The Company’s shareholders of record approved the merger with Ryvyl in the form of irrevocable Written Consent, which was duly certified by the Secretary of the Company on April 1, 2026.

Pursuant to the Merger Agreement, on May 12, 2026, RYVYL Merger Sub Inc. ("Merger Sub”), a wholly owned subsidiary of Ryvyl, merged with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of Ryvyl. Pursuant to the terms of the Merger Agreement, Ryvyl changed its name from "Ryvyl Inc.” to "RTB Digital, Inc.”

The merger parties agreed to consummate the merger notwithstanding any unfulfilled conditions thereto, and agreed that certain actions, such as the resignation and appointment of directors and other actions set forth in the Merger Agreement and that would ordinarily take place at the consummation of the merger would be taken in due course over the following couple of days.

As a result of the merger being consummated, Ryvyl will issue 11,893,886 shares of common stock in exchange for the issued and outstanding shares of common stock, preferred stock and assumed notes and interest due thereon, resulting in an aggregate of 13,174,895 shares of common stock being issued and outstanding immediately after the merger. Ryvyl will also assume various other equity awards and warrants previously issued by the Company and outstanding as of the date of the merger, as agreed upon in the Merger Agreement. Ryvyl will also issue 109,410 shares due under its investment banking agreement with Maxim Partners LLC.

Nasdaq Listing

On May 13, 2026, the common stock of the post-merger company commenced trading on the Nasdaq Capital Market under the symbol RTB.

New Board and Officers

Effective May 21, 2026, by unanimous written consent of the legal parent RTB Digital, Inc. (Nevada), the size of the post-merger board was increased to seven; Messrs. Oliva, Jones, and Browndorf resigned as directors; and James Heckman, Aly Madhavji, Walton Comer, Michael Alexander and David Bailey were appointed to the board, with Steven Fletcher and Brett Moyer remaining as directors. Officers were appointed as follows:

●	James Heckman — Chief Executive Officer (Principal Executive Officer)

●	Alykhan Madhavji — Chief Financial Officer

●	George Oliva — Chief Accounting Officer

●	William Sornsin — Chief Operating Officer and Corporate Secretary

●	Zachariah Kirscher — Vice President Legal

Loan Agreements

On April 3, 2026, the Company agreed to loan $1,800 USDC to Lagodivilla, Ltd. (“Lagodivilla”) with a term of 2 months and simple interest of 5% per annum. This loan agreement permits Lagodivilla to elect repayment by means of cash in the loan amount plus interest or shares of

Ryvyl Inc. that it owns at the time of repayment. The Company is currently negotiating an extension to the term.

On April 3, 2026, the Company agreed to borrow $2,000 from Ryvyl with a term of 2 months and simple interest of 5% per annum. The purpose of the loan was additional working capital. The loan was settled intercompany upon consummation of the merger.

Amendment to Certificate of Incorporation

The Company’s 3rd Amended and Restated Certificate of Incorporation was filed in Delaware on April 22, 2026.

Related Party Note Receivable

During January 2026, the Company received an additional good-faith principal payment from the Customer of approximately $42.

During June 2026, the Company filed a breach of claim suit with the courts of Delaware in order to begin receiving the contractually obligated payments owed to the Company. The outcome of the claim remains uncertain. See Note 14.